As filed with the Securities and Exchange Commission on April 30, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ELECTRONIC ARTS INC.
(Exact name of registrant as specified in its charter)

Delaware	94-2838567
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

209 Redwood Shores Parkway
Redwood City, CA 94065-1175
(Address registrant’s principal executive offices, including zip code)

Glu Mobile Inc. 2007 Equity Incentive Plan
Glu Mobile Inc. 2008 Equity Inducement Plan
Glu Mobile Inc. 2018 Equity Inducement Plan

(Full title of the Plan)

Jacob J. Schatz
Kyuli Oh
209 Redwood Shores Parkway
Redwood City, CA 94065
(Name and address of agent for service)

 (650) 628-1500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.				☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	810,235 (2)	$144.14(3)	$116,783,221.73(3)	$12,741.05
Common Stock, par value $0.01 per share	137,115(4)	$144.14(3)	$19,763,070.53(3)	$2,156.15
Common Stock, par value $0.01 per share	104(5)	$144.14(3)	$14,990.04(3)	$1.64
Common Stock, par value $0.01 per share	8,636(6)	$144.14(3)	$1,244,749.86(3)	$135.80
Common Stock, par value $0.01 per share	5,716 (7)	$144.14(3)	$823,875.66(3)	$89.88
Common Stock, par value $0.01 per share	4,829(8)	$144.14(3)	$696,027.92(3)	$75.94

(1)	Pursuant to the Agreement and Plan of Merger, dated as of February 8, 2021 (the “Merger Agreement”), by and among Electronic Arts Inc. (“Electronic Arts”), Giants Acquisition Sub, Inc., a wholly-owned subsidiary of Electronic Arts (“Merger Sub”), and Glu Mobile Inc. (“Glu”), Electronic Arts assumed all the outstanding unvested restricted stock units of Glu and all the outstanding unvested options to purchase shares of common stock of Glu granted under the Glu Mobile Inc. 2007 Equity Incentive Plan, as amended (the “Glu 2007 Plan”), the Glu Mobile Inc. 2008 Equity Inducement Plan (the “Glu 2008 Plan”) and the Glu Mobile 2018 Equity Inducement Plan (the “Glu 2018 Plan”) in each case, subject to their continued vesting schedules and conditions. The assumed restricted stock units may be settled solely with shares of common stock of Electronic Arts, with appropriate adjustments to the number of shares underlying the assumed restricted stock units in accordance with the terms of the Merger Agreement. The assumed options became exercisable solely to purchase shares of common stock of Electronic Arts, with appropriate adjustments to the number of shares into which the assumed options are exercisable and the exercise price of such options, in accordance with the terms of the Merger Agreement.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of securities to be identified in the above table as a result of any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents shares of common stock of Electronic Arts into which the outstanding unvested restricted stock units as of April 29, 2021 issued under the Glu 2007 Plan may be settled.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on April 28, 2021 as reported on the Nasdaq Global Select Market.
(4)	Represents shares of common stock of Electronic Arts subject to outstanding unvested options as of April 29, 2021 under the Glu 2007 Plan.
(5)	Represents shares of common stock of Electronic Arts into which the outstanding unvested restricted stock units as of April 29, 2021 issued under the Glu 2008 Plan may be settled.
(6)	Represents shares of common stock of Electronic Arts subject to outstanding unvested options as of April 29, 2021 under the Glu 2008 Plan.
(7)	Represents shares of common stock of Electronic Arts into which the outstanding unvested restricted stock units as of April 29, 2021 issued under the Glu 2018 Plan may be settled.
(8)	Represents shares of common stock of Electronic Arts subject to outstanding unvested options as of April 29, 2021 under the Glu 2018 Plan.

EXPLANATORY NOTE

On February 8, 2021, Electronic Arts Inc. (“Electronic Arts” or the “Registrant”), Giants Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Electronic Arts (“Merger Sub”), and Glu Mobile Inc., a Delaware corporation (“Glu”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, under the terms and subject to the conditions contained therein, Merger Sub merged with and into Glu (the “Merger”), with Glu surviving the Merger as a wholly owned subsidiary of Electronic Arts.

Pursuant to the Merger Agreement, and pursuant to The Nasdaq Stock Market Rule 5635, the Registrant is registering an aggregate of 966,635 shares of common stock of the Registrant in connection with the assumption by the Registrant at the effective time of the Merger contemplated in the Merger Agreement (the “Effective Time”) of previously granted options and restricted stock units under the stockholder-approved Glu Mobile Inc. 2007 Equity Incentive Plan, as amended (the “Glu 2007 Plan”), the Glu Mobile Inc. 2008 Equity Inducement Plan (the “Glu 2008 Plan”) and the Glu Mobile 2018 Equity Inducement Plan (the “Glu 2018 Plan”), on substantially identical terms and conditions applicable to such options and restricted stock units under each respective plan immediately prior to the Effective Time, as provided in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS*

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

*    The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Company will send or give to each holder of outstanding unvested restricted stock units and of outstanding unvested stock options granted under the Glu 2007 Plan, Glu 2008 Plan and Glu 2018 Plan a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Plans is not being filed with or included in this Registration Statement. The prospectus for the Plans and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by the Registrant with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:

(1)The Registrant’s annual report on Form 10-K for its fiscal year ended March 31, 2020, filed with the Commission on May 20, 2020 (Commission File No. 000-17948);

(2)The Registrant’s quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 2020, September 30, 2020, and December 31, 2020, filed with the Commission on August 7, 2020, November 10, 2020, and February 8, 2021, respectively (Commission File No. 000-17948);

(3)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above; and

(4)The description of the Registrant’s Common Stock contained in Exhibit 4.02 to the Registrant’s annual report on Form 10-K for its fiscal year ended March 30, 2019, filed with the Commission on May 24, 2019 (Commission File No. 000-17948), together with any amendment or report filed with the Commission for the purpose of updating such disclosure.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.    INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) allows a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that the person (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and (b) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify its officers and directors in an action by or in the right of the corporation under the same conditions, except that judicial approval of the indemnification is required if the officer or director is judged to be liable to the corporation in respect of any claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which he or she actually and reasonably incurred. Article 6 of our bylaws and Article 7 of our charter provide for the indemnification of our directors and officers to the fullest extent permissible under Delaware law, and if Delaware law is amended to further eliminate or reduce directors’ and officers’ liability to a Delaware corporation, our directors’ and officers’ liability shall be so eliminated or reduced as well.

In addition, in accordance with the DGCL, Article 7 of our charter limits the personal liability of our directors for violations of their fiduciary duty. This provision eliminates each director’s liability to us or our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

We have entered into indemnification agreements with our directors and officers. These agreements provide indemnity rights to the maximum extent permitted by law. While the indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit may be borne by us because, although any such recoveries would accrue to our benefit, they may be offset by our obligations to the director or officer under the indemnification agreement. In addition, our officers and directors are insured under an officers and directors liability insurance policy.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.    EXHIBITS

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

4.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed on August 9, 2019, File No. 000-17948)

4.2*	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed on August 9, 2019, File No. 000-17948)

4.3*	Specimen Certificate of Registrant’s Common Stock (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 10-Q, as filed on February 6, 2018, File No. 000-17948)

5.1	Opinion of Simpson Thacher & Bartlett LLP

15.1	Awareness Letter of KPMG, LLP, Independent Registered Public Accounting Firm

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1*
Glu Mobile Inc. 2007 Equity Incentive Plan, as amended and restated on June 18, 2020 (filed as Exhibit 10.01 to Glu Mobile Inc.’s Quarterly Report on Form 10-Q, filed on August 7, 2020, and incorporated by reference herein)

99.2*
Glu Mobile Inc. 2008 Equity Inducement Plan, as amended and restated on November 14, 2016 (filed as Exhibit 99.01 to Glu Mobile Inc.’s Current Report on Form 8-K, filed on November 18, 2016, and incorporated by reference herein)

99.3*	Glu Mobile Inc. 2018 Equity Inducement Plan (filed as Exhibit 10.02 to Glu Mobile Inc.’s Quarterly Report on Form 10-Q, filed on August 8, 2018, and incorporated by reference herein)

* Incorporated by reference

ITEM 9.    UNDERTAKINGS

The Registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 30th day of April, 2021.

ELECTRONIC ARTS INC.
By:	/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Blake Jorgensen and Jacob J. Schatz and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Andrew Wilson	Chief Executive Officer	April 30, 2021
Andrew Wilson

/s/ Blake Jorgensen	Chief Operating Officer &	April 30, 2021
Blake Jorgensen	Chief Financial Officer

/s/ Kenneth A. Barker	Chief Accounting Officer	April 30, 2021
Kenneth A. Barker	(Principal Accounting Officer)

Directors:

/s/ Lawrence F. Probst III	Chairman of the Board	April 30, 2021
Lawrence F. Probst III

/s/ Leonard S. Coleman	Director	April 30, 2021
Leonard S. Coleman

/s/ Jay C. Hoag	Director	April 30, 2021
Jay C. Hoag

/s/ Jeffrey T. Huber	Director	April 30, 2021
Jeffrey T. Huber

/s/ Talbott Roche	Director	April 30, 2021
Talbott Roche

/s/ Richard A. Simonson	Director	April 30, 2021
Richard A. Simonson

/s/ Luis A. Ubiñas	Director	April 30, 2021
Luis A. Ubiñas

/s/ Heidi J. Ueberroth	Director	April 30, 2021
Heidi J. Ueberroth

/s/ Andrew Wilson	Director	April 30, 2021
Andrew Wilson